AMENDMENT NO. 1 TO

                                AGENCY AGREEMENT

         This Amendment No. 1 to the Agency Agreement (the "Agreement") dated as of December 28, 1998, by and between Kemper Funds Trust, a Massachusetts business trust, and Kemper Service Company, a Delaware Corporation, is made as of July 15, 1999.

         Pursuant to Section 24.B. of the Agreement, the Agreement is hereby amended by adding a new Section 5.C. to read as follows:

         "C. Service Company shall be contractually bound hereunder by the terms of any publicly announced fee cap or waiver of its fee or by the terms of any written document provided to the Board of Trustees of the Fund announcing a fee cap or waiver of its fee, or any limitation of the Fund's expenses, as if such fee cap, fee waiver or expense limitation were fully set forth herein."

         Except as provided herein, the terms and provisions of the Agreement shall remain in full force and effect without amendment.

         Executed under seal this 15th day of July 1999.


KEMPER FUNDS TRUST                               ATTEST:

By:      /s/Mark S. Casady                       /s/Maureen E. Kane
         -------------------------               -------------------------
         Mark S. Casady                          Title:
         President


KEMPER SERVICE COMPANY                           ATTEST:

By:      /s/Michael J. Curran                    /s/Mara Herrington
         -------------------------               -------------------------
Title:   President                               Title:
         -------------------------


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